Exhibit 99.1

News Release

Newell Brands Announces Agreement to Repurchase $275 Million of

its Shares from Icahn Enterprises

ATLANTA, GA – February 22, 2022 – Newell Brands Inc. (NASDAQ: NWL) announced today that on February 21, 2022, it entered into an agreement to repurchase approximately $275 million of the company’s common shares beneficially owned by Carl C. Icahn and certain of his affiliates (“Icahn Enterprises”), at a purchase price of $25.86 per share, the closing price of Newell Brands’ common shares on February 18, 2022, the last trading day prior to the execution of the purchase agreement. Newell Brands will utilize cash on hand and its existing credit facility to fund the share repurchase.

The share repurchase is expected to close no later than February 25, 2022, subject to customary closing conditions, after which Icahn Enterprises is expected to own approximately 33 million common shares of Newell Brands, which represents approximately 8% of the company’s outstanding shares.

This share repurchase will be made pursuant to the existing authorization under the company’s $375 million share repurchase program, associated with Newell Brands’ planned divestiture of the Connected Home & Security business. At the time of the announcement of this transaction, Newell Brands indicated that it anticipates using the after-tax proceeds toward both debt paydown and share repurchase, with the goal of maintaining the company’s current leverage ratio. The company continues to expect this divestiture to be completed by the end of the first quarter of 2022, subject to customary closing conditions, including regulatory approval.

Ravi Saligram, Newell Brands President and CEO, said, “Today’s announcement of the share buyback reflects our confidence in the strategy we have been implementing, which is yielding strong results, and is expected to create tremendous shareholder value. We are thankful to Carl Icahn, Brett Icahn and their Board representatives for their support and guidance over the past several years and look forward to their continued contributions going forward.”

Carl Icahn said, “I remain an avid supporter and believer in Newell Brands’ management team and their strategy, which has strengthened the company’s underlying performance and reignited their top line momentum. I look forward to our continued partnership, as I remain one of the company’s largest shareholders, with approximately 33 million shares valued at $855 million.”

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands’ beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

6655 Peachtree Dunwoody Road	NASDAQ: NWL
Atlanta, GA 30328	www.newellbrands.com
+1 (770) 418-7000

News Release

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions, including statements regarding the expected repurchase, the expected timing of the repurchase and the anticipated use of proceeds and timing of the Connected Home & Security business divestiture, and the expected outcome of the company’s strategy. Actual events may differ materially. Factors that may affect actual results include, but are not limited to, our ability to complete the expected repurchase on the anticipated timing or at all and our ability to complete the Connected Home & Security business divestiture on the anticipated timing or at all and whether and when the required regulatory approvals for such divestiture will be obtained and other closing conditions satisfied and other strategic operational risks. Please refer to the cautionary statements set forth in the “Forward-Looking Statements” section and under the caption “Risk Factors” in Newell Brands’ Annual Report on Form 10-K for other factors that could affect our business.

Contacts:

Investors:	Media:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	VP, Corporate Communications, Events & Philanthropy
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

6655 Peachtree Dunwoody Road	NASDAQ: NWL
Atlanta, GA 30328	www.newellbrands.com
+1 (770) 418-7000